Exhibit 5.1

September 12, 2014

Brookline Bancorp, Inc.

131 Clarendon Street

Boston, Massachusetts 02117

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-197881) (as amended or supplemented, the “Registration Statement”) filed on August 5, 2014, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Brookline Bancorp, Inc., a Delaware corporation (the “Company”) of up to $200,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on August 14, 2014.  Reference is made to our opinion letter dated August 5, 2014, and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 11, 2014 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of $75,000,000 aggregate principal amount of the Company’s 6.000% Fixed-to-Floating Rate Subordinated Notes due September 15, 2029 (the “Debt Securities”) covered by the Registration Statement and issued pursuant to pursuant to an indenture to be dated on or about September 16, 2014 between the Company and the U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, to be dated on or about September 16, 2014, between the Company and the Trustee (the indenture as so supplemented, the “Indenture”). We understand that the Debt Securities are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, when the (a) Debt Securities are duly executed and authenticated in accordance with the Indenture and applicable law and (b) Debt Securities are duly issued and delivered in accordance with the Authorization therefore, the Indenture and applicable law against receipt by the Company of the consideration therefore as contemplated by the terms and provisions of the Registration Statement and the Prospectus Supplement, the Debt Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.  We express no opinion as to the validity, binding effect and enforceability of provisions in the Debt Securities or the Indenture relating to the choice of forum for resolving disputes.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP